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                                                                    Exhibit 12.1


                         TOWN SPORTS INTERNATIONAL, INC.

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                    ALL FIGURES $'000, EXCEPT COVERAGE RATIOS



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

                                                     Year ended December 31,                          Three months ended March 31,
                                 -------------------------------------------------------------      -------------------------------
                                                                                          PRO                                PRO
                                                                                         FORMA                              FORMA
                                    1999       2000       2001       2002      2003       2003        2003       2004        2004
                                    ----       ----       ----       ----      ----       ----        ----       ----        ----
Earnings available for fixed
  charges:

  Income (loss) before
   income taxes                  $    745   $ 10,227   $ 14,429   $ 21,672   $ 12,966   $ (2,512)   $  9,940   $ (3,675)   $ (4,968)
  Less:  income from
      investments accounted
      for by the equity
      method                         (314)      (512)      (695)      (796)      (755)      (755)       (211)      (182)       (182)
  Add:  Cash distributions
      from investments
      accounted for by the
      equity method                   285        420        809        720        840        840          82        194         194
  Add:  Fixed charges, net
      of capitalized interest      20,093     24,790     28,176     31,756     40,588     54,979       8,388     12,439      13,732
                                 --------   --------   --------   --------   --------   --------    --------   --------    --------
         Total                   $ 20,809   $ 34,925   $ 42,719   $ 53,352   $ 53,639   $ 52,552    $ 18,199   $  8,776    $  8,776

Fixed Charges
  Interest (includes
      amortization of
      issuance costs)            $ 11,527   $ 14,300   $ 14,918   $ 16,559   $ 23,670   $ 38,061       4,232      8,012       9,305
  Interest portion of rent
      expense                       8,566     10,490     13,258     15,197     16,918     16,918       4,156      4,427       4,427
  Capitalized interest                436        660        907        354        322        322          97        106         106
                                 --------   --------   --------   --------   --------   --------    --------   --------    --------
         Total                   $ 20,529   $ 25,450   $ 29,083   $ 32,110   $ 40,910   $ 55,301    $  8,485   $ 12,545    $ 13,838

Coverage:
  Ratio (deficiency) of
    earnings to fixed charges         1.0        1.4        1.5        1.7        1.3   $ (2,749)        2.1   $ (3,769)   $ (5,062)

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